                                                                     EXHIBIT 2.1

                                   AGREEMENT
                                   ---------

1.      Identification.
        --------------

        This agreement (the "Agreement") is dated December 28, 1995 and is between SmarTalk Teleservices, Inc., a California corporation ("Buyer") and Lorsch Creative Network, Inc., a California corporation ("Seller").

2.      Recitals.
        --------
        2.1 Seller owns and operates an advertising agency business in Los Angeles, California (the "Business").

        2.2 Buyer and Seller desire to enter into this Agreement to provide for the transfer of all of the assets of Seller pertaining to the Business to Buyer, and the assumption of certain liabilities by Buyer.

3.      Transfer of Certain Assets of the Business.
        ------------------------------------------

        3.1 Subject to and conditioned upon all of the terms and provisions set forth in this Agreement, and except as provided in Section 3.2, Buyer hereby purchases from Seller and Seller hereby sells, transfers and assigns to Buyer all of the assets of the Business including, without limitation, those assets which are listed on the attached schedule attached hereto as Exhibit "A" and incorporated herein by this reference (the "Assets").

        3.2 The assets on Exhibit "B" shall be excluded from the Assets transferred hereunder.

 4.     Purchase Price; Assumption of Liabilities.
        -----------------------------------------
        4.1 The purchase price for the Assets shall be Two Million Five Hundred Thousand Dollars ($2,500,000) payable by delivery to Seller at Closing (as hereinafter defined) of:
              (a) Five Hundred Thousand Dollars ($500,000) by wire transfer in accordance with Seller's written instructions or by any other mutually acceptable manner of payment.
              (b) Buyer's subordinated promissory note dated as of the Closing Date (as hereinafter defined) in the principal amount of Two Million Dollars ($2,000,000), which shall be substantially in the form of Exhibit "C" attached hereto and incorporated herein by this reference.

        4.2 Buyer shall assume and hereby agrees to pay, perform and discharge all of the liabilities of Seller identified on Exhibit "D" attached hereto and incorporated herein by this reference. Except as provided in this Section 4.2, it is expressly understood and agreed that Buyer is not assuming any of the debts or payables of Seller and shall not be liable for any of the obligations or liabilities of Seller of any kind and nature.

        4.3 Seller and Buyer shall report this transaction for federal tax purposes in accordance with the allocation of the purchase price set forth on Exhibit "E" attached hereto and incorporated herein by this reference.

        4.4 Seller and Buyer shall pay an equal share of all sales and use taxes arising out of the transfer of the Assets. Seller shall pay its portion, pro rated as of the Closing Date, of state and local real and personal property taxes of the

Business. Buyer shall not be responsible for any business, occupation, withholding or similar tax or taxes of any kind related to any period before the Closing Date.

5.      Representations and Warranties of Seller.
        ----------------------------------------
        Except as set forth on the Disclosure Schedule attached hereto as Exhibit "F", Seller hereby represents and warrants to Buyer as follows:

        5.1   Organization, Standing.  Seller is a corporation duly organized
              ----------------------
and validly existing under the laws of the State of California, and has all requisite power, corporate or otherwise to execute, deliver and perform all of its obligations under this Agreement. Neither the ownership of its properties nor the nature of its business requires Seller to be qualified in any jurisdiction other than its state of incorporation.

        5.2   Corporate Authority.  The execution and delivery of this
              -------------------
Agreement by Seller and the performance of all obligations by Seller hereunder has been duly authorized by all necessary corporate action.

        5.3   Enforceability.  This Agreement, when executed and delivered, will
              --------------
constitute a legal, valid and binding obligation of Seller enforceable against it, in accordance with its terms.

        5.4   Title to Shares.  Robert Lorsch ("Lorsch") is the owner,
              ---------------
beneficially and of record, of all of the issued and outstanding shares of Seller, and these shares are free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

        5.5   Consents Required.  Seller has the requisite power, authority,
              -----------------
capacity and legal right to execute, deliver and perform this Agreement without obtaining the consent or approval of any other person, entity or governmental authority.

        5.6   Financial Statements.  Exhibit "G" to this Agreement sets forth
              --------------------
the balance sheet of Seller as of October 31, 1995 and the related statement of income and retained earnings and cash flow statement for the period ending on such date. The financial statements in Exhibit "G" are referred to as the Financial Statements. The Financial Statements are unaudited, internally prepared compilations based on Seller's historical accounting practices consistently applied and fairly present the financing condition of Seller as of the date of such Financial Statements, and the results of its operations for the period indicated.

        5.7   Absence of Specified Changes.  Since October 31, 1995 there has
              ----------------------------
not been any:
                    (a) Transaction by Seller except in the ordinary course of business as conducted on that date;
                    (b) Material adverse change in the financial condition, finances, income, debts, liabilities, assets, business, or prospects of Seller;
                    (c) Destruction, damage to, or loss of any asset of Seller (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Seller;
                    (d)  Change in accounting methods or practices by Seller;

                    (e)  Revaluation by Seller of any of its assets;
                    (f) Sale or transfer including, without limitation, any mortgage, pledge or other encumbrance, of any asset of Seller, except in the ordinary course of business;
                    (g) Amendment or termination of any material contract, agreement, or license to which Seller is a party, except in the ordinary course of business that materially and adversely affects the financial condition or projects of Seller;
                    (h) Waiver or release of any material right or claim of Seller, except in the ordinary course of business;
                    (i) Commencement or notice or threat of commencement of any civil litigation or any governmental proceeding against or investigation of Seller or its affairs;
                    (j) Labor trouble or claim of wrongful discharge or other unlawful labor practice or action;
                    (k) Agreement by Seller to do any of the things described in the preceding clauses (a) through (j); or
                    (l) Other event or condition of any character that has or that is reasonably expected by Seller to have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of Seller.

        5.8   Marketable Title.  Seller has good and marketable title to the
              ----------------
Assets. All of the Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all mortgages, liens, pledges, encumbrances, equities, claims, charges and restrictions. All of the material tangible Assets are in good operating condition suitable for use in the conduct of the Business, ordinary wear and tear excepted.

        5.9   Accounts Receivable.  Exhibit "H" to this Agreement is a complete
              -------------------
and accurate schedule of the accounts receivable of Seller as of November 30, 1995, as reflected in the balance sheet as of that date, which is included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of Seller created after that date, arose from valid sales in the ordinary course of business.

        5.10  Liabilities.  Exhibit "I" to this Agreement contains a true and
              -----------
complete schedule of all liabilities and obligations of Seller. To the best knowledge of Seller after diligent inquiry, Seller does not have any material debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, that are not set forth on Exhibit "I". Except for those liabilities that Buyer is assuming pursuant to Section 4.2, Seller shall pay, perform, discharge or otherwise adequately provide for such debts, liabilities or obligations especially with those creditors who provide goods or services to the Business and who will have an ongoing relationship with Buyer after the Closing.

        5.11  Tax Returns.  Within the times and in the manner prescribed by
              -----------
law, Seller has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

        5.12  Employment Contracts and Benefits.  Seller is not a party to any
              ---------------------------------
employment contracts, collective bargaining agreements, pension, bonus, profit sharing, stock option or other agreements or arrangements providing for employee remuneration or benefits. There is no pending or to Seller's knowledge, threatened, labor dispute, strike or work stoppage affecting Seller's Business. Seller has not entered into any severance or similar arrangement with respect to any present or former employee that will result in any obligation, absolute or contingent, of Buyer or Seller to make any payment to any present or former employee following termination of employment.

        5.13  Insurance Policies.  Seller has maintained and now maintains (i)
              ------------------
insurance on all of the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty and (ii) adequate insurance protection against other liabilities, claims and risks against which it is customary to insure. Seller is not in default with respect to payment of premiums on any such policy. No claim is pending under any such policy.

        5.14  Other Contracts.  Seller is not a party to nor is the property of
              ---------------
Seller bound by any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust or lease, or any agreement that is unusual in nature, duration, or amount (i.e. which requires the performance by Seller of any obligation for a period of time extending beyond the Closing or calls for consideration of more than Ten Thousand Dollars ($10,000)), except for the agreements listed in

Exhibit "J", copies of which have been furnished or made available to Buyer. There is no default or event that with notice or lapse of time or both would constitute a default by any party to any of these agreements. Seller has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Seller is not a party to nor is the property of Seller bound by any agreement that is materially adverse to the Business, properties or financial conditions of Seller.

        5.15  Compliance With Law.  To the best knowledge of Seller, Seller has
              -------------------
materially complied with, and is not in material violation of any applicable federal, state or local statutes, laws or regulations affecting the Assets or the Business.

        5.16  Litigation.  There is no suit, action, arbitration or legal,
              ----------
administrative, or other proceeding or governmental investigation pending, threatened against or affecting the Business or the Assets. Seller is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency, or instrumentality which affects the Assets or the Business.

        5.17  Creation of Liens.  Neither the execution and delivery of this
              -----------------
Agreement, nor the consummation of the transaction contemplated hereby will, with or without notice and/or lapse of time, result in the imposition or creation of any liens, charges, encumbrances, equities, claims or security interests in or on the Assets.

        5.18  Limitation on Representations and Warranties.  Except as
              --------------------------------------------
expressly set forth herein, the Assets are being acquired as is, where is, and with all faults. No representation or warranty is made except as expressly set forth herein, including any implied warranty of any nature whatsoever.


6.      Representations and Warranties of Buyer.
        ---------------------------------------
        Buyer represents and warrants that:

        6.1   Organization; Standing.  Buyer is a corporation duly organized,
              ----------------------
validly existing and in good standing under the laws of the State of California. Buyer has all requisite power, corporate or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under this Agreement.

        6.2   Corporate Authority.  The execution and delivery of this
              -------------------
Agreement and the performance of all obligations of Buyer hereunder and thereunder has been duly authorized by all necessary corporate action.

        6.3   Enforceability.  This Agreement, when executed and delivered, will
              --------------
constitute legal, valid and binding obligations of Buyer enforceable against it, in accordance with its terms.

        6.4   Consents Required.  Buyer has the requisite power, authority,
              -----------------
capacity and legal right to execute, deliver and perform this Agreement without obtaining the consent or approval of any other person, entity or governmental authority.

        6.5   Litigation. There is no suit, action, arbitration or legal,
              ----------
administrative, or other proceeding or governmental investigation pending, threatened against or affecting Buyer. Buyer is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency, or instrumentality which affects Buyer.


7.      Transfer of the Assets.
        ----------------------

        The transfer of legal title to the Assets from Seller and to Buyer (the "Closing") shall occur upon January 1, 1996 (the "Closing Date"), and upon Closing Seller shall put Buyer in possession of the Assets.


8.      Costs; Brokerage.
        ----------------

        8.1 Seller shall be responsible for all broker or finder fees in connection with this transaction and Seller hereby indemnifies, defends and holds harmless Buyer from and against any claims, damages, liabilities, costs or expenses arising out of any and all claims by any broker or finder in connection with this transaction.

        8.2 Except as otherwise specifically provided, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

9.      Prorations.
        ----------

        9.1 Items of proration with respect to the Business including utilities and all other operational costs and expenses for which billings or invoices include periods of ownership by both Buyer and Seller shall be determined as of the Closing. Such proration shall be accomplished between the parties as soon as possible after such items are determined. If Seller fails to pay its obligations in respect of the prorated items, Buyer shall be entitled to offset the amount of such proration against the Promissory Note.


10.     Indemnification.
        ---------------

        10.1 Except for obligations expressly assumed hereunder Buyer shall have no liability for any debts, contracts, agreements, taxes, claims, obligations, liabilities, or deficiencies of Seller ("Retained Seller Liabilities"). Seller shall indemnify, defend, and hold harmless Buyer from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and costs, that Buyer may incur or suffer, which arise out of, result from, or relate to (i) any breach of, or failure by Seller to perform any of its representations, warranties, covenants, or agreements contained in this Agreement; or (ii) any Retained Seller Liabilities.

        10.2 Buyer agrees to indemnify and hold harmless Seller from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties and reasonable attorneys' fees and costs, that Seller may incur or suffer which arise out of, result from, or relate to (i) any breach of, or failure by Buyer to perform any of its representations, warranties, covenants, or agreements contained in this Agreement, (ii) or its failure to perform any obligation, duty or liability assumed by Buyer pursuant to this Agreement, but only to the extent to which Buyer has expressly assumed said obligations, duties and liabilities under this Agreement or (iii) any Liabilities of the Business or relating to the Assets from and after the Closing Date.

        10.3 Any party claiming indemnification pursuant to this Agreement shall give notice in accordance with Section 11.10 to the indemnifying party as soon as is reasonably practicable together with the relevant information pertaining to the indemnifiable event.

        10.4 No claim for indemnification pursuant to Section 10.1(i) hereof shall be made until the amount of such claims exceed $50,000 and then only for amounts in excess thereof. In no event shall Seller's maximum liability for all claims for indemnification pursuant to Section 10.1(i) exceed an amount equal to $300,000 plus the amount of the outstanding liability of the Buyer to SmarTalk Partners, LLC pursuant to that certain Promissory Note secured by Personal Property in the original principal amount of $1,200,000 and that certain Revolving Line of Credit note in the original principal amount of $500,000.

 11.    Miscellaneous.
        -------------

        11.1 The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        11.2 This Agreement and the documents and agreements referred to herein constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

        11.3 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.4 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

        11.5 This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors, and assigns.

        11.6 If any action or proceeding is brought by any party with respect to this Agreement, the transaction referred to herein, or with respect to the interpretation, enforcement or breach hereof, the prevailing party in such action shall be entitled to an award of all reasonable costs of litigation including, without limitation, attorneys' fees, to be paid by the losing party, in such amount as may be determined by the court having jurisdiction of the action. This attorneys' fees clause shall include all post-judgment attorneys' fees and costs and shall not be merged into, but rather shall survive, the judgment.

        11.7 This Agreement shall be construed in accordance with, and governed by, the laws of the State of California. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any term or provision of this Agreement is determined by a court competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect the remainder of the terms and provisions of this Agreement, which remaining terms and provisions shall remain in full force and effect.

        11.8 All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any document delivered pursuant hereto shall survive the transfer of the Assets for approximately eighteen (18) months through and including July 31, 1997.

        11.9 The parties hereto shall use their best efforts and shall cooperate fully in regard to transferring the Assets, notifying other parties to the agreements, contracts and leases being assigned hereby and maintaining continuing relationships with those parties previously associated with the Business. The parties hereto shall execute such other documents and take such other actions as are reasonably necessary to carry out the purposes of this Agreement.

        11.10 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the third (3rd day after mailing, if mailed to the party to whom notice is to be given by first class, registered or certified mail, return receipt requested, postage prepaid, or on the date of confirmation of receipt if sent by facsimile transmission properly addressed as follows:

          To Seller:        3188 Kings Court
                            Los Angeles, CA 90077
                            Facsimile: (310) 471-9659

          To Buyer:         3188 Kings Court
                            Los Angeles, CA 90077
                            Facsimile: (310) 471-9659

          With a Copy to:   Jones, Day, Reavis & Pogue
                            Suite 4600
                            555 West Fifth Street
                            Los Angeles, CA 90013-1025
                            Attn:  Erich L. Spangenberg
                            Facsimile: (213) 243-2539

Any party may change its address for purposes of this Section by serving the other parties with notice of the new address in the manner set forth above.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed it effective this December 28, 1995.

                       "BUYER"

                       SMARTALK TELESERVICES, INC., a California corporation


                       By: /s/ Robert Lorsch
                          -------------------------------
                           Its: President
                               --------------------------

                       "SELLER"

                       LORSCH CREATIVE NETWORK, INC.


                       By: /s/ Robert Lorsch
                          -------------------------------
                            Robert Lorsch, President

                                   EXHIBIT A
                                   ---------


                         LORSCH CREATIVE NETWORK, INC.

                FIXED ASSETS TO BE SOLD AS OF DECEMBER 28, 1995

 Fax machine - Panasonic
 Fax machine - Panasonic
 Fax machine - Sharp plain paper*

 Copier- Canon*
 Dictaphone
 Electric typewriters - 2
 Cassette player
 Letter opener - LA, S/N 57396

 Computers (6) - excludes Eddie's Pentium, property of SmarTalk - keep one computer at Kings Court
 Printer - Panasonic KX-P1191
 Printer - HP Laserjet II
 Printer - HP Laserjet III

 Sony Trinitron Monitor with VCR
 Amplifier
 Television stand

 Conference table
 Conference chairs
 VMX Dial system
 Fireproof file cabinet - 4 drawer

 Furniture and fixtures currently located at Kings Court office suite above the garage and west of the copier machine only, including desks and chairs for:
 Judy Aufderbeck, Doug Elmer, Michelle des Lauriers, Rich Teich, Juliet Rozsa, Ingrid Goldstein and Eddie Joffe*, excluding all artwork which is personal property of RHL

*Items to be sold and requested to remain at 3188 Kings Court

Items to be moved to SmarTalk's new offices, but are the personal property of
- -----------------------------------------------------------------------------
Robert H. Lorsch and will be excluded from the assets sold, include, but are not
- --------------------------------------------------------------------------------
limited to:
- ----------

Burlwood console, desk and credenza, leather chair and floor pad All artwork and furnishings to be located in Robert H. Lorsch's SmarTalk office, with the exception of any items that may be purchased by SmarTalk after the sale of LCN to SmarTalk.

                                   EXHIBIT B
                                   ---------


                         LORSCH CREATIVE NETWORK, INC.

                        Assets to be Excluded from Sale
                            as of December 28, 1995



               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT C
                                   ---------

        $2,000,000.00 SUBORDINATED PROMISSORY NOTE DATED JANUARY 1, 1996



               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT D
                                   ---------


                         LORSCH CREATIVE NETWORK, INC.

                      Liabilities as of December 28, 1995



               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT E
                                   ---------

                           PURCHASE PRICE ALLOCATION
                           -------------------------



               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT G
                                   ---------

                         Lorsch Creative Network, Inc.
                          BALANCE SHEET-ACCRUAL BASIS
                             As of October 31, 1995







               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT G
                                   ---------
                         Lorsch Creative Network, Inc.
                         INCOME STATEMENT-ACCRUAL BASIS
                                  October 1995







               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT G
                                   ---------

                         Lorsch Creative Network, Inc.
                            STATEMENT OF CASH FLOWS
                    for the 10 Months ended October 31, 1995






               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT H
                                   ---------

                         Lorsch Creative Network, Inc.
                               A/R AGING SUMMARY
                            As of November 30, 1995





               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT I
                                   ---------

                         Lorsch Creative Network, Inc.
                               A/P AGING SUMMARY
                            As of December 28, 1995




               The Company shall furnish a copy of this Schedule
                         to the Commission upon request

                                   EXHIBIT J
                                   ---------

                         LORSCH CREATIVE NETWORK, INC.

                    OTHER CONTRACTS AS OF DECEMBER 28, 1995



                               Office Space Lease



               The Company shall furnish a copy of this Schedule
                         to the Commission upon request